Exhibit 99.1


                    Sono-Tek Announces Third Quarter Earnings


(January 11, 2008-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,560,558 for the three months ended November 30, 2007 compared to sales of $1,624,015 for the same period of last year, a decrease of 4% or $63,457. For the nine months ended November 30, 2007, the Company reported sales of $4,207,724, a decrease of 20% or $1,031,974, compared to sales of $5,239,698 for the same period of last year. The most notable reason for the decrease in the Company's nine months sales level is the softness in the electronics market caused by the slowdown in the housing and automotive sectors. These two business sectors are significant users of printed circuit boards, which in turn affects sales of fluxing units. Net income for the three and nine month periods ended November 30, 2007 was $23,649 and $55,632, respectively, compared to $114,143 and $472,810, respectively for prior year periods. The decreases in net income are mainly a result of reduced sales volumes and the Company's continued support of its business development program.

According to Dr. Christopher L. Coccio, Sono-Tek's Chairman and CEO, "The exciting news is that the Company has experienced an increase in its third quarter sales of $1,560,558 over second quarter sales of $1,414,523 sales, which in turn were above first quarter sales of $1,232,643. We believe this improving trend is related to our new business development program. We continue to use current income for product and market development, believing it to be well justified for the future growth of the Company. We believe there are significant opportunities in the medical device market for newer coatings, alternative energy technologies such as fuel cells and solar panel coatings, additional glass and textile applications, spray drying applications, and nanotechnology applications. Each of these opportunities requires the application of engineering, service, and sales resources to capture a share of these growing markets. Our recent orders include a new stent coating unit designed to facilitate the treatment of bifurcated heart lesions, as well as another unit that can coat multiple stents in a batch, thereby lessening production time for our customers."

The balance sheet is improved from last year at this time, with working capital of $4,227,000 at November 30, 2007 versus $ 4,093,000 at November 30, 2006, and stockholders' equity increased from $4,755,000 at November 30, 2006 to $4,935,000 at November 30, 2007. The Company has total debt of $58,437 resulting in an excellent debt to equity ratio. The strong balance sheet and cash position earned over the past several years has allowed the Company to make current expenditures in both new technology and geographical markets this year, to pursue strong sales growth.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

                              Sono-Tek Corporation
                              --------------------

                             Selected Financial Data
                             -----------------------

                                   Nine Months Ended November 30,   Three Months Ended November 30,
                                   ------------------------------   -------------------------------
                                         2007           2006               2007           2006

Net Sales                           $  4,207,724   $  5,239,698       $  1,560,558   $  1,624,015
                                    ============   ============       ============   ============

Net Income                          $     55,632   $    472,810       $     23,649   $    114,143
                                    ============   ============       ============   ============

Basic Earnings Per Share -          $       0.00   $       0.03       $       0.00   $       0.01
                                    ============   ============       ============   ============

Diluted Earnings Per Share -        $       0.00   $       0.03       $       0.00   $       0.01
                                    ============   ============       ============   ============

Weighted Average Shares - Basic       14,360,541     14,359,738         14,360,541     14,204,448
                                    ============   ============       ============   ============

Weighted Average Shares - Diluted     14,412,523     14,456,780         14,409,178     14,298,155
                                    ============   ============       ============   ============